Exhibit 99.1
INSULET REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
FY 2009 Revenue Increases 83% from FY 2008
Fourth Quarter 2009 Gross Profit Improves by 512% from Fourth Quarter 2008
BEDFORD, MA, February 9, 2010 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2009.
Fourth Quarter Results
Fourth quarter 2009 revenue increased 70% to $20.2 million, compared to $11.9 million in the fourth quarter of 2008. On a sequential basis, revenue increased 8% from $18.7 million in the third quarter of 2009. Gross profit for the fourth quarter of 2009 was $7.3 million, representing a 36% gross margin, compared to a gross profit of $1.2 million, or a 10% gross margin, for the fourth quarter of 2008. On a sequential basis, gross profit increased 26% from $5.8 million in the third quarter of 2009.
Operating loss for the fourth quarter of 2009 was $12.0 million, a 56% improvement compared to operating loss of $27.4 million in the fourth quarter of 2008. Total operating expenses were $19.3 million in the fourth quarter of 2009, compared to $28.6 million in the fourth quarter of 2008. The fourth quarter of 2008 included a non-recurring restructuring and impairment charge of $8.2 million. Net loss for the fourth quarter of 2009 was $14.9 million, or $0.42 per share, compared to a net loss of $29.2 million, or $1.05 per share, for the fourth quarter of 2008.
“2009 was a year of strong commercial execution and growth for Insulet, and I am extremely proud of all that we accomplished,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “Our focus on efficiency and expansion was evident as we significantly increased our revenue, improved gross profit, reduced our operating loss and strengthened our balance sheet. Last year, we launched our new PDM with enhanced features and this year we are moving forward with both the next generation OmniPod and PDM with integrated continuous glucose monitoring. We will continue to deliver results for our shareholders in 2010, as we drive further adoption of the easy-to-use OmniPod System in the US and, with our partner Ypsomed, expand into new markets around the world.”

Full Year Results
For the year ended December 31, 2009, revenue increased 83% to $66.0 million from $36.1 million for the year ended December 31, 2008. Gross profit for the full year 2009 was $18.3 million, representing a 28% gross margin, as compared to a gross loss of $4.6 million, or a (13%) gross margin, in 2008.
Operating loss for the year ended December 31, 2009 was $59.4 million, an improvement of 34% as compared to an operating loss of $89.3 million in the year ended December 31, 2008. Total operating expenses were $77.7 million for the full year 2009, compared to $84.8 million for the full year 2008. Net interest expense was $20.2 million in 2009, compared to $5.4 million in 2008. The increase mainly reflects: (a) $11.1 million in cash and non-cash interest on the Company’s credit facility originally entered into in March 2009 and amended in September 2009, (b) $2.2 million related to the Company’s adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and (c) $2.1 million of additional cash interest on the 5.375% Notes. Net loss for the year ended December 31, 2009 was $79.5 million, or $2.68 per share, compared to $94.8 million, or $3.43 per share, for the year ended December 31, 2008.
As of December 31, 2009, the Company had cash and cash equivalents of $128.0 million compared to $56.7 million at December 31, 2008.
Recent Highlights
•	Two recently published clinical studies highlight how the tubing-free design of the OmniPod System helps people better control their diabetes. In one study, published in the most recent issue of Infusystems USA, researchers at Albany College of Pharmacy and Health Sciences and The Endocrine Group concluded that the OmniPod System improved blood glucose control in diabetes patients who previously received insulin through multiple daily injections. Study investigators noted the benefits of a tubing-free insulin pump, which can help patients overcome their fear of insertion sets or unsightly tubing and achieve the clinical benefits of insulin pump therapy. In a separate study, published in the Journal of Diabetes Science and Technology, researchers at Sansum Diabetes Research Institute and University of California, Santa Barbara concluded that changing the height of a conventional insulin pump in relation to its tubing and infusion set can significantly impact expected insulin delivery rates. The study noted that the tubing-free OmniPod System, with its integrated cannula, was the least affected by pumping orientation and direction. Previous research has demonstrated how disconnecting from a traditional infusion set impacts glucose levels. These studies collectively offer insight into how the tubing-free OmniPod System may help patients reduce their glycemic variability and better control their diabetes.

•	In January 2010, the Company entered into an exclusive agreement with Ypsomed AG for the distribution of the OmniPod System in nine countries across Europe as well as China and Australia. Under the agreement, Ypsomed will have the exclusive right to promote, advertise, market, distribute and sell the OmniPod System in the eleven countries covered by the agreement, beginning in Germany, France and the United Kingdom in mid-2010. At the minimum annual purchase levels called for in the agreement, the Company would recognize in excess of $100 million in revenue over its five year term. The minimum annual purchase levels are heavily weighted towards the final years of the term; accordingly, it is expected that the Company’s 2010 revenues under the agreement will not be material.
•	In October 2009, the Company sold 6.9 million shares of its common stock in a public offering at a price of $10.25 per share resulting in net proceeds to the Company of approximately $66.1 million.
Guidance
For the full year 2010, the Company is estimating revenue to be in the range of $90 to $100 million and its operating loss to be in the range of $30 to $40 million. The Company is estimating revenue of $20 to $21 million in the first quarter of 2010.
Conference Call
Insulet will host a conference call on Tuesday, February 9, 2010 at 5:00PM Eastern time to discuss the Company’s fourth quarter and full year 2009 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 800-901-5218 for domestic callers and 617-786-4511 for international callers. The passcode is 78048665. A replay of the conference call will be available two hours after the start of the call through February 16, 2010 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 95682410. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The fourth quarter and full year 2009 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, the timing of the Company’s development of its next generation OmniPod and PDM with integrated continuous glucose monitoring, the Company’s expansion in the United States and abroad, the revenue relating to the Company’s agreement with Ypsomed, product demand and sales productivity in the United States and in new markets, the results and subsequent impact of third-party clinical studies, market potential and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: the significant operating losses incurred by Insulet since inception; Insulet’s dependence on the OmniPod System; Insulet’s ability to reduce the per unit cost of producing the OmniPod by increasing customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 16, 2009 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
		(Restated)		(Restated)
	(In thousands, except share and per share data)
Revenue	$20,211	$11,861	$66,032	$36,059
Cost of revenue	12,877	10,663	47,735	40,643

Gross profit (loss)	7,334	1,198	18,297	(4,584)
Operating expenses:
Research and development	3,350	3,535	13,231	13,104
General and administrative	7,267	6,850	26,842	23,750
Sales and marketing	8,677	9,999	37,583	39,734
Restructuring and impairment of assets	—	8,170	—	8,170

Total operating expenses	19,294	28,554	77,656	84,758

Operating loss	(11,960)	(27,356)	(59,359)	(89,342)
Net interest expense	(2,972)	(1,842)	(20,182)	(5,430)

Net loss	$(14,932)	$(29,198)	$(79,541)	$(94,772)

Net loss per share basic and diluted	$(0.42)	$(1.05)	$(2.68)	$(3.43)

Weighted-average number of shares used in calculating net loss per share	35,164,348	27,762,136	29,727,106	27,611,003

Results for the year ended December 31, 2008 have been restated to reflect the retrospective adoption of certain provisions of FASB ASC
470-20

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31,	December 31,
	2009	2008
		(Restated)
	(In thousands, except share and per share data)
ASSETS
Current Assets
Cash	$127,996	$56,663
Accounts receivable, net	14,962	11,938
Inventories	10,086	16,870
Prepaid expenses and other current assets	1,260	3,028

Total current assets	154,304	88,499
Property and equipment, net	15,482	17,564
Other assets	1,862	2,170

Total assets	$171,648	$108,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,870	$7,291
Accrued expenses	9,973	7,300
Deferred revenue	3,970	2,377

Total current liabilities	19,813	16,968
Long-term debt, net of current portion	96,979	60,172
Other long-term liabilities	1,999	2,987

Total liabilities	118,791	80,127
Stockholders’ equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at December 31, 2009 and 2008.
Issued: zero shares at December 31, 2009 and 2008.	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2009 and 2008.
Issued: 37,755,254 and 27,778,921 shares at
December 31, 2009 and 2008, respectively.	39	29
Additional paid-in capital	382,709	278,427
Accumulated deficit	(329,891)	(250,350)

Total stockholders’ equity	52,857	28,106

Total liabilities and stockholders’ equity	$171,648	$108,233

December 31, 2008 balances have been restated to reflect the retrospective adoption of certain provisions of FASB ASC 470-20.